Exhibit 10.37

Originally dated 30 January 2019, as amended by a deed of amendment dated 25 February 2021 and as amended and restated by a warrant assumption agreement dated 3 November 2022

WARRANT INSTRUMENT

Issued by

NEAR INTELLIGENCE HOLDINGS INC.

Table of Content

1	Definitions and interpretation	1
2	Conditions	1
3	Warrants	1
4	Undertakings by the Company	1
5	Moneys	2
6	Copies of Instrument	2
7	Transfer	2
8	Register	2
9	General	2
Schedule 1		3
Schedule 2		5
Schedule 3		22
Schedule 4		23

i

THIS INSTRUMENT is entered into by way of a deed poll originally executed on 30 January 2019, as amended by a deed of amendment dated 25 February 2021 and as amended and restated by a warrant assumption agreement dated 3 November 2022

BY

NEAR INTELLIGENCE HOLDINGS INC., a corporation incorporated under the laws of Delaware, United States of America with registration number 6646754 and registered office at 108 Lakeland Ave, Dover, Kent, Delaware (the “Company”).

WHEREAS:-

As authorised by the Company’s Constitution, the Company has determined to create and issue warrants to subscribe for such number of Warrant Shares (as defined below) as are determined in accordance with Condition 4 (at Schedule 2) (and as adjusted (if appropriate) by Condition 5) and on such other terms and conditions set out in this Instrument and, pursuant to the foregoing authorisations, determined to execute this Instrument by way of deed poll for the protection of the rights and interests of the holders from time to time of the Warrants.

THE COMPANY DECLARES as follows:

1	Definitions and interpretation

In this Instrument, unless the context otherwise requires, the definitions and interpretations set out in the Conditions (at Schedule 2) of this Instrument shall apply as if the same were set out herein in full. This Instrument incorporates the schedules to it.

2	Conditions

The applicable Conditions to be attached to, or endorsed on, the Certificates contained in Schedule 2 shall have effect in the same manner as if such conditions and provisions were set forth in this Instrument.

3	Warrants

3.1	This Instrument constitutes Warrants which shall, in aggregate, confer the right, exercisable on the terms and subject to the Conditions, to subscribe in cash at the Subscription Price for such total number of Warrant Shares in respect of which all rights of all Holders are capable of being exercised as calculated pursuant to Condition 4 (and as adjusted (if appropriate) by Condition 5).

3.2	The Warrants shall be held subject to, and with the benefit of, the Conditions, which shall be binding on the Company and the Holders and all persons claiming through them respectively.

3.3	The Company hereby covenants with each of the Holders duly to perform and observe the obligations on its part contained in this Instrument and the Conditions.

3.4	This Instrument and the Schedules shall, subject to its terms, enure for the benefit of all Holders, each of whom may sue for the performance or observance of the provisions of this Instrument so far as his holding of the Warrants is concerned.

4	Undertakings by the Company

The Company shall take all requisite action (insofar as it is lawful) to enable exercise of each Subscription Right and the issue of Warrant Shares pursuant to it and shall comply (insofar as it is lawful) with the terms and conditions of this Instrument.

5	Moneys

All sums due in respect of the Warrants shall be payable to the Company in the manner set out in the Conditions.

6	Copies of Instrument

This Instrument shall be deposited with and held by the Company for so long as any Warrant remains unexercised and for so long thereafter as any claim made against the Company by any Holder in relation to the Warrants or this Instrument shall not have been finally adjudicated, settled or discharged. A copy of this Instrument shall be supplied free of charge to each Holder upon receipt by the Company of a written request from such Holder.

7	Transfer

The Warrants shall be transferable in accordance with, and pursuant to, Condition 15.

8	Register

The Company shall maintain a register of Warrants and the persons entitled to them. Except as may be ordered by a court of competent jurisdiction or as required by law, each registered Holder of Warrants will be deemed to be and be treated as the absolute owner thereof for the purpose of giving effect to the exercise of the rights constituted by the Warrants and for all other purposes.

9	General

9.1	This Instrument sets out the entire terms and conditions in connection with the Warrants.

9.2	If, at any time, any term or provision in this Instrument (including the Schedules) shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall, to that extent, be deemed not to form part of this Instrument, but the enforceability of the remainder of this Instrument shall not be affected.

9.3	The provisions of this Instrument and the Conditions and the rights of the Holders will be subject to modifications, abrogation or compromise in any respect with the sanction of a Holder Majority and with the written consent of the Company in accordance with Condition 16 and effected by deed poll only. The Company may, without such sanction, make any amendment to the provisions of the Warrants, which in the opinion of the Company’s auditors, is not prejudicial to the interests of Holders that is of a formal, minor or technical nature or to correct a manifest error.

9.4	The Company shall pay all stamp duties and other similar duties or taxes payable in Singapore and the United States or in connection with the constitution and initial issue of the Warrants, the distribution of the Warrants, the issue of the Warrant Shares pursuant to the exercise of the Warrants and the execution of this Instrument. Any other stamp duties, similar duties or taxes on, or arising from, the transfer of any of the Warrants or the Warrant Shares subsequent to their respective date of issue will be for the account of the relevant Holder, if any.

9.5	The Company hereby acknowledges and covenants that the benefit of the covenants, obligations and conditions on its part or binding upon it contained in this Instrument shall enure to each and every Holder. Each Holder shall be entitled severally to enforce the said covenants, obligations and conditions against the Company insofar as each such Holder’s Warrants are concerned, without the need to join the allottee of any such Warrant or any intervening or other Holder or any other person in the proceedings for such enforcement. The Company hereby acknowledges and agrees that damages will not be an adequate compensation for any breach of this Instrument and hereby agrees that in the event of such breach, any Holder shall be entitled to seek, in addition to any other rights or remedies available to them, equitable remedies (including without limitation, injunctive relief and specific performance) for such breach.

9.6	This Instrument and the Warrants and any matter, claim or dispute arising out of or in connection with this Instrument and the Warrants, whether contractual or non-contractual, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each of the Holder and the Company waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding (whether based on contract, tort or otherwise) arising out of or related to this Instrument and the Warrants.

THIS INSTRUMENT has been executed and delivered as a deed poll by the Company on the date inserted at the head of page 1.

Schedule 1

Form of Certificate

NEAR INTELLIGENCE HOLDINGS INC.

(Incorporated under the laws of Delaware, United States of America)

(the “Company”)

(Registration Number: 20220834068)

Warrant Certificate No.: _____

Issue Date: _____ _______________________

Issued under the authority of the Constitution of the Company and by a resolution of the board of directors of the Company passed on __________________ and a shareholders resolution passed on __________________ but subject to the terms of an Instrument executed by way of deed poll by the Company on 30 January 2019, as amended by a Deed of Amendment dated 25 February 2021, as amended and restated by a Warrant Assumption Agreement dated 3 November 2022 and as may be further amended, modified or restated from time to time (the “Instrument”).

THIS IS TO CERTIFY that Harbert European Growth Capital Fund II, SCSp of 5, Rue Guillaume Kroll, L-1882 Luxembourg (the “Holder”) is the registered holder of a Warrant to subscribe for such number of Warrant Shares (which represents 100% of the Subscription Rights) as is determined by the conditions endorsed on this certificate (the “Conditions”). The Warrant is issued pursuant to, and in accordance with, the Instrument and, which is enforceable severally by each Holder (as defined in the Conditions endorsed hereon) against the Company insofar as each such Holder’s Warrants are concerned and is subject to the Conditions. Copies of the Instrument are and will be available for inspection by Holders at the Company’s registered office for the time being during normal business hours for so long as any Warrant remains unexercised and for so long thereafter as any claim made against the Company by any Holder in relation to the Warrants or the Instrument shall not have been finally adjudicated, settled or discharged. The Company hereby acknowledges the right of every Holder to the production and inspection of the Instrument.

IN WITNESS this Certificate has been executed and delivered as a deed on the date first below written.

Dated

EXECUTED as a DEED	)
by NEAR	)	Name:
INTELLIGENCE	)	Title:
HOLDINGS INC.	)

Witnessed by:

Name:
Occupation:
Identification No.:
Address:

NOTES:

1	The Warrants are transferable subject to the provisions of Condition 15.

2	No transfer of any part of the Warrant represented by this Certificate will be registered unless it is accompanied by this Certificate and delivered to the Company’s registered office.

3	Where the context so admits, terms defined in the Conditions shall have the same meanings when used herein.

Schedule 2

Conditions

1	Interpretation

1.1	In these Conditions, unless the context otherwise requires, the following expressions have the following meanings:

“Adjustment Event” means any issue of Shares, or other securities convertible into, or carrying the right to subscribe for Shares, at a price less than the Strike Price, any reduction of the Company’s share capital, share premium account or capital redemption reserve involving the repayment of money to shareholders of the Company, or the entering into any scheme of arrangement requiring the consent of the court or the purchase or the redemption of any share capital or the reduction of any uncalled liability in respect thereof or the cancellation of any unissued shares and every issue by way of capitalisation of profits or reserves and every rights issue, and the consolidation, subdivision, reclassification, conversion or reduction of capital or other reconstruction or adjustment relating to the equity share capital and any amalgamation or reconstruction affecting the equity share capital (or any shares, stocks or securities derived from them) of the Company or any other event whereby the Company raises cash (other than bank debt) which may adversely impact the value of the equity shares in the Company;

“Affiliates” means in respect of a company, any business entity from time to time directly or indirectly controlling, controlled by, or under common control with, a shareholder of such a company;

“Board” means the board of Directors or any duly appointed committee of it for the time being;

“Business Day” means a day, except a Saturday or Sunday, on which banks are generally open for business in Luxembourg, the City of London and Delaware, United States of America;

“Capitalisation Table” means the table attached hereto as Annex A and, following the proposed merger of the Company with KludeIn Acquisition I Corp. (the “De-SPAC Merger”), will refer to the capital structure of the surviving entity (the “Surviving Entity”) of the De-SPAC Merger in effect immediately following such merger;

“Certificates” means the certificates (in registered form) to be issued in respect of the Warrants substantially in the form set out in Schedule 1 and “Certificate” shall mean any one of them;

“Conditions” means the terms and conditions subject to, and with the benefit of, which the Warrants shall be held, as set out in this Schedule;

“Controlling Interest” means an interest in shares conferring with respect to a corporation, the right to exercise, directly or indirectly, in aggregate 50 per cent. or more of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person;

“Constitution” means the Company’s Certification of Incorporation and the Bylaws (as the same may be amended and/or restated from time to time);

“Directors” means the directors of the Company from time to time;

“Encumbrances” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Euro Equivalent” means EUR 1:1.20 USD;

“Exercise Notice” means the completed notice of exercise of the Warrant substantially in the form set out in Schedule 3;

“Exercise Period” means the period commencing on the Issue Date and ending on the tenth anniversary of the Issue Date;

“Exit” means any of a Sale or a Listing or a Sale Event;

“ESOP Scheme” means the Company’s 2022 Employee Restricted Stock Unit Plan (or any successor plan of the Surviving Entity following the De-SPAC Merger) and any other equity compensation plan approved (a) prior to the De-SPAC Merger by the Company’s Board of Directors and a majority of it outstanding shares of Common Stock on a fully diluted basis and (b) following the De-SPAC Merger by the Surviving Entity’s Board of Directors.

“Fair Price” means unless otherwise agreed by the board of Directors and the Holder prior to service of the Exercise Notice, the price per Warrant Share that the Company’s Board shall determine in its reasonable good faith judgement, provided that if the Holder does not agree with the determination of the Board, then the Holder shall notify the Board and the Fair Price shall be the price per Warrant Share that the Company’s auditor (acting as an expert (the “Expert”)) shall certify to be in his opinion a fair price for the Warrant Shares. In arriving at his opinion the Expert will value the Warrant Shares as at the date the Exercise Notice is to be given on the basis that the Company operates as a going concern, as between a willing seller and a willing buyer or otherwise, where applicable, taking into account any impending Exit, subject always to the provisions of the Articles. The decision of the Expert as to the fair price for the Warrant Shares shall be final and binding and his costs shall be borne as the Expert shall determine;

“Group” means the Company, its subsidiaries, any holding company of the Company and any subsidiary of any such holding company from time to time and “Group Company” shall be construed accordingly;

“Holders” means the persons from time to time entered in the Register as the registered holders of the Warrants and the word “Holder” in relation to the Warrants shall (where appropriate) be construed accordingly;

“Holder Majority” means one or more Holders who hold Warrants conferring not less than 75% of the Subscription Rights then outstanding (measured in terms of the number of Warrant Shares which would fall to be issued if such Subscription Rights were all simultaneously exercised in full);

“Instrument” means the instrument constituting the Warrants (including any Schedule or annexure to it and any document in agreed form);

“Issue Date” means the date of issue by the Company to the Holder of the relevant Warrants;

“Loan Agreement” means the facility agreement dated 30 January 2019 made between Near Pte. Ltd. and Harbert European Specialty Lending Company II S.À. R.L., as amended by an amendment agreement dated 25 February 2021 made between Near Pte. Ltd. and Harbert European Specialty Lending Company II S.À. R.L., and as novated to the Company as borrower pursuant to a deed of novation dated 29 April 2022 made between Near Pte. Ltd., the Company and Harbert European Specialty Lending Company II S.À. R.L. (as amended, modified, or replaced from time to time);

“Listing” means an IPO (as such term is defined in the Constitution) or any listing and/or quotation of the Shares of the Company on any Recognised Investment Exchange;

“New Fundraising” means a bona fide round of equity financing in which the Company issues or sells any of its Shares subsequent to the date of this Instrument, but excluding any issuance or sale of Shares to pursuant to the ESOP scheme of the Company as described in Schedule 4 and excluding any issuance or sale of Shares which does not result in a change in the aggregate number of Shares in issue as set out in the Capitalisation Table;

“New Issue Price” means the lowest price of any New Share issued by the Company pursuant to a New Fundraising or the lowest price applicable to any right of any party to acquire shares or securities in the Company pursuant to any instrument (including, without limitation, any coupon accrued on convertible loan notes at the time of conversion into New Shares, but excluding options, warrants or contingent rights granted pursuant to the ESOP scheme of the Company as described in Schedule 4) entered into by the Company prior to exercise of the Warrant;

“New Shares” means any class of shares (or any security convertible into any class of shares) issued or to be issued by the Company pursuant to a New Fundraising;

“Ordinary Shares” means the shares of the Company’s common stock having the rights set out in the Constitution (as referred to as “Ordinary Shares” in the Constitution);

“Recognised Investment Exchange” means the Singapore Exchange Securities Trading Limited, any exchange or quotation system in the United States or such other exchange or quotation system as may be agreed in writing between the Company and the Holder;

“Register” means the register of persons for the time being entitled to the benefit of the Warrants as the registered holder of the Warrants which is to be maintained by the Company pursuant to the Conditions;

“Sale” means (a) completion of the sale or transfer of the legal or beneficial interest in any Shares which would result in a Controlling Interest being obtained by a person (or persons acting in concert with them); or (b) the sale by the Company of the whole or substantially the whole of its undertaking; or (c) a merger or comparable transaction in which the Company is not the surviving entity; or (d) a Strategic Sale (as such term is defined in the Constitution);

“Sale Event” means unconditional completion of a bona fide sale of the entire issued share capital of the Company where as a result of such sale the shareholders of the Company hold:

(a)	no shares in the capital of the acquirer of the Company (the “Purchaser”); or

(b)	together hold shares in the capital of the Purchaser which confer in aggregate less than 30% of the total voting rights conferred on all the shares in the equity share capital of the Purchaser;

“Shares” means all shares in the capital of the Company from time to time, of whatever class, each having the rights and being subject to the restrictions as set out in the Constitution;

“Strike Price” means:

(a)	if no New Fundraising has taken place prior to exercise of the Warrant, the Warrant Price; or

(b)	if no New Fundraising has taken place prior to all amounts owing under the Loan Agreement having been paid, but one or more New Fundraisings takes place after that date but prior to exercise of the Warrant, at the election of the Holder either (i) the New Issue Price of the first such New Fundraising, or (ii) the Warrant Price; or

(c)	if there is one or more New Fundraisings after the date of this Instrument but before all amounts owing under the Loan Agreement have been repaid, at the election of the Holder either (i) the New Issue Price applicable to any such New Fundraising, or (ii) the Warrant Price;

“Subscription Price” means in relation to each Warrant Share to be issued pursuant to the terms of the Instrument and these Conditions, either (i) the price to be paid for each Warrant Share calculated in accordance with Condition 4.2 and 4.3 (as adjusted, if applicable, by Condition 5), or (ii) on a net issuance basis pursuant to Condition 4.2(b), as the context so requires;

“Subscription Rights” means the rights conferred by a Warrant and in accordance with the provisions of clause 3 of the Instrument;

“Warrant” means the right granted to a Holder to subscribe for such number of Warrant Shares as constituted by the Instrument and these Conditions and “Warrants” shall be the aggregate rights granted to all Holders for the time being;

“Warrant Coverage Amount” means an amount equal to the Euro Equivalent of USD2,700,000;

“Warrant Price” means (a) USD500 per Share (arrived at as of the date of this Instrument based of USD120,000,000 company valuation and 240,000 fully diluted shares as set out in Annex 1A for the portion of the Warrant Coverage Amount amounting to EUR1,200,000 and (b) USD730 per Share (arrived at as of the date of this Instrument based of USD300,000,000 company valuation and 413,378 fully diluted shares as set out in Annex 1B for the portion of the Warrant Coverage Amount comprised between EUR1,200,000 and the Euro Equivalent of USD2,700,000 or (c) any variation of that prices (or equivalent economic adjustment including, without limitation, any coupon accrued on convertible loan notes at the time of conversion into Shares) resulting from the accrual of rights to the holders of the Shares at the time of exercise, which same rights have not accrued to the Holders;

“Warrant Shares” means at the election of the Holder either Ordinary Shares or any class of New Shares as specified by the Holder in the Exercise Notice, the number calculated in accordance with Condition 4 (as adjusted, if applicable, by Condition 5) in respect of which the Holder is exercising his Subscription Rights; and

“Winding-Up” means any of the following events to have commenced: (i) if an order is made or an effective resolution passed for the winding up or dissolution of any Group Company (other than a winding up for the purposes of amalgamation or reconstruction) whether voluntarily or involuntarily; or (ii) if an encumbrancer takes possession or an administrator, receiver or administrative receiver is appointed over the whole or a material part of the assets or undertaking of any Group Company (and for this purpose a part of the assets or undertaking shall be material if the value thereof exceeds 10% of the value of the gross assets of the Group all as determined by reference to the latest published consolidated audited accounts of the Company subject to any adjustments as the Company’s auditors for the time being (acting as experts and not as arbitrators) may consider necessary); or (iii) if the Company stops payment of its debts or ceases or threatens to cease to carry on its business or the greater part of its business; or (iv) if the Company is unable to pay its debts or certifies that it is unable to pay its debts as and when they fall due; or (v) the passing of a resolution for a solvent winding-up of the Company.

In these Conditions (unless the context requires otherwise):

(a)	this Schedule shall also be deemed to include the Instrument and all other Schedules and words and expressions used in the Instrument and each of the other Schedules shall have the same meaning as set out in this Schedule;

(b)	references to clauses, Schedules, Conditions are references to clauses, schedules and Conditions of the Instrument and all Schedules;

(c)	words denoting persons shall include corporations and firms;

(d)	words denoting one gender shall include each gender;

(e)	references to any statute or statutory provision include a reference to that statute or statutory provision as from time to time amended, extended or re-enacted; and

(f)	clauses, Condition headings and the contents page are for convenience only and shall not affect the interpretation or construction of this Schedule.

2	Warrants

2.1	The Warrants shall be issued in registered form subject to the terms of the Instrument and these Conditions, which are binding upon the Company and each Holder.

2.2	The Warrants shall be issued free from all Encumbrances in registered form, the Company shall treat each such Holder as the absolute owner of the Warrants issued to him and accordingly the Company shall not be bound to recognise any equitable or other claim to or interest in such Warrants on the part of any other person.

2.3	Each Holder shall be entitled to a Certificate that shall be substantially in the form set out in Schedule 1. The Certificate shall have endorsed thereon the Conditions substantially in the form set out in Schedule 1 and shall be issued in registered form serially numbered and transferable registration only.

2.4	The Instrument and Conditions shall, subject to its terms, enure for the benefit of all Holders, each of whom may sue for the performance or observance of the provisions of these Conditions and so far as his holding of the Warrants is concerned.

2.5	The Warrant Certificates shall be signed manually or in in facsimile by two Directors. The Company may use the facsimile signature of any person who shall have been or who shall be a Director of the Company notwithstanding the fact that such person shall have ceased to hold such office at the date of delivery of any Certificate and the definitive Certificates so delivered incorporating such signature shall be valid and binding obligations of the Company.

3	Exercise of Warrants

3.1	The Subscription Rights conferred by a Warrant may be exercised in whole or in part (on one or more occasions) by the relevant Holder at any time during the Exercise Period by the Holder giving to the Company not less than 3 Business Days’ notice in writing by the Holder completing the Exercise Notice (and which shall state the date of completion or shall be such other date as agreed between the Holder and the Company) and delivering the same to the Company, provided that any delay in giving such notice to the Company in relation to an Exit shall be no impediment on a Holder exercising its Subscription Rights.

3.2	The Company shall give the Holders not less than 10 Business Days advance notice in writing of the proposed occurrence of an Exit, which notice shall state the date on which the Exit shall take place (or thereabouts) and the number of Warrant Shares that such Holder shall be entitled to subscribe for under the Warrants on or before the Exit. The Company shall at the same time as giving such notice to the Holders also provide each Holder with all relevant financial particulars in relation to any proposed Exit and any draft sale and purchase agreement or other relevant legal documentation (including any written term sheets provided to the Company) to enable the Holder to decide whether to participate in such Exit through the exercise of such Holder’s Subscription Rights. The Company shall procure that all the Warrant Shares (and any shares into which such Warrant Shares are convertible) held by the Holder shall be included in any quotation or listing connected with a Listing.

3.3	Each Holder shall have the right at any time within the Exercise Period to subscribe, and (at the option of the Holder) if in respect of an Exit conditionally on or immediately prior to completion of the Exit, for the number of Warrant Shares calculated in accordance with Conditions 4.1 or 4.2 (as the case may be) at the Subscription Price for each Warrant Share to be issued pursuant to the exercise of the Subscription Rights. Subject to the Company having complied with its notification obligations in full in accordance with Condition 3.2 above, if the Subscription Rights have not been exercised on the occurrence of a Sale Event, the Subscription Rights and Warrants shall lapse immediately after the occurrence of a Sale Event and the Company shall be under no further obligation to the Holders in respect of the Warrants (except for any antecedent breaches under these Conditions). For the avoidance of doubt (save as set out in this Condition 3.3 in relation to a Sale Event) the Subscription Rights and Warrants shall not lapse on the occurrence of an Exit and shall be exercisable (in accordance with the terms of these Conditions) prior to, upon or following an Exit.

3.4	If Subscription Rights are exercised conditionally on or immediately prior to the happening of an Exit and the Exit does not become unconditional within one month after the exercise, the aggregate Subscription Price for the Subscription Rights exercised and received by the Company shall be returned to such Holder together with his Certificate and the Warrants may be exercised again on the terms of this Condition 3.

3.5	On or before completion of the exercise of the Subscription Rights, the Holder shall lodge with the Company at its registered office for the time being the Holder’s Certificate together with a remittance for the aggregate Subscription Price payable for the Warrant Shares in respect of which Subscription Rights are to be exercised.

3.6	The Company undertakes that, subject to receipt of the Subscription Price for the Warrant Shares in respect of which Subscription Rights are to be exercised upon completion of the exercise of the Warrant(s) by the Holder(s) in accordance with this Condition 3 it shall allot and issue to the Holder(s) the Warrant Shares constituted by such Warrant(s) free from all Encumbrances, shall enter the name of the Holder(s) in the electronic register of members of the Company in respect of the number of Warrant Shares issued to it, and deliver to the Holder(s) a Certificate in respect of such Warrant Shares on the date of issue.

3.7	The Warrant Shares issued on exercise of the Subscription Rights shall rank pari passu with the other Shares of the same class as the Warrant Shares so issued (and shall benefit from all of the same rights attached to those Shares including, but without limitation, as to any liquidation preference) except that the Warrant Shares so allotted will not rank for any dividend or other distribution which has previously been announced or declared if the record date for such dividend or other distribution is prior to the issue date of the relevant Warrant Shares.

3.8	For the avoidance of doubt, the Subscription Rights may be exercised by any Holder at any time and on any one or more occasions during the Exercise Period, and any Exercise Notice or other notice given by a Holder to the Company in relation to the exercise of Subscription Rights may be withdrawn by a Holder provided that no such notice may be withdrawn after the issue of Warrant Shares resulting from the exercise of the Subscription Rights.

3.9	In the event that the entire issued share capital of the Company is sold or is to be sold where as a result of such sale the shareholders of the Company would hold shares in the capital of the acquirer of the Company (the “New Purchaser”) which confer in aggregate 30% or more of the total voting rights conferred on all the shares in the equity share capital of that New Purchaser, provided that the Warrants have not been exercised and completed prior to the date of such sale, the Company shall use all reasonable endeavours to procure that the New Purchaser issues warrants to the Holders in place of Warrants under these Conditions on terms approved by the Holders, substantially similar to the terms of these Conditions and with the same economic benefit to the Holders (the “New Warrants”). Upon issue of the New Warrants the Warrants under these Conditions shall lapse.

3.10	To the extent that any of the Warrants remain to be exercised, the Company undertakes to send the Holders a written notice not less than 28 days prior to the expiry of the Exercise Period notifying them of the impending expiry of this Instrument. If the Company fails to serve such notice at least 28 days prior to the expiry of the Exercise Period, then the Exercise Period shall be extended so that the Holders will always have 28 days from the date of service of the notice to exercise the Subscription Rights.

3.11	The Company will procure in the event of an Exit that the Holders are not required for the purpose of, or in connection with, such event (i) to give any warranties or indemnities (other than as to title to shares registered in its/their respective name(s) or the names of their nominees, and as to their capacity and authority to effect the relevant event); or (ii) to make any contribution to the costs (including legal and accountancy fees and disbursements) incurred by any other party in connection with such Exit.

3.12	If during the Exercise Period a Winding-Up occurs each Holder shall, in respect of its unexercised Subscription Rights, be treated as if it had fully exercised its outstanding Subscription Rights on the day immediately preceding the happening of the Winding-Up and shall receive out of the surplus assets of the Company available in the liquidation such sum as it would have received if it had been registered as the holder of the number of fully paid Warrant Shares for which it is entitled to subscribe after the deduction from such sum of a sum equal to the Strike Price in respect of those Warrant Shares.

3.13	In the event that there is an Exit and the Holders following exercise of Subscription Rights in full would receive an amount less than the Euro Equivalent of USD2,500,000 in aggregate out of the proceeds of the Exit, then the Holders shall have the right to elect to waive all rights under this Instrument and instead require the Company to make a cash payment to the Holders of the Euro Equivalent of USD2,500,000 at the same time as paying proceeds to other shareholders participating in the Exit.

4	Calculation of Warrant Shares

4.1	The aggregate number of Warrant Shares which are capable of issue to all of the Holders on exercise of the Subscription Rights in full shall be equal to the Warrant Coverage Amount divided by the Strike Price.

4.2	The Subscription Price for each of the Warrant Shares the subject of the Subscription Rights shall, at the absolute discretion of the Holder, be satisfied by either:

(a)	the payment in cash for each of the Warrant Shares at the Strike Price; or

(b)	the exchange of its Subscription Rights for such number of the Warrant Shares calculated using the following formula:

A= B(C-D)
C

Where:	A =	the number of Warrant Shares to be issued to the Holder (disregarding any fractional entitlement) pursuant to Condition 4.2(b);

B =	the number of Warrant Shares that would be issued to the Holder with respect of the Subscription Rights being exchanged if they were exercised in accordance with Condition 4.2(a);

C =	the fair market value of each Warrant Share on the date of exercise, calculated in accordance with Conditions 4.3(a) to 4.3(c) (inclusive) or otherwise Condition 4.3(c); and

D =	the Strike Price.

4.3	Fair market value for each Warrant Share (being (“C”)) shall be calculated as follows (in each case, as applicable on the date of exercise of the Subscription Rights):

(a)	if the date of exercise of the Warrant Shares is at any time after the commencement of trading of the Shares over-the-counter but prior to the date of a Listing, “C” shall be the price per Share set out in the final prospectus, listing particulars or circular (or its equivalent meaning in relation to any non-Singapore Recognised Stock Exchange) published in connection with any Listing;

(b)	if the date of exercise of the Warrant Shares is at any time on or after a Listing, “C” shall be the average of the closing price of such shares the subject of a Listing over the thirty (30) calendar day period (or portion thereof if shorter) ending three (3) days prior to the date of completion of the Exercise Notice;

(c)	if the date of exercise of the Warrant Shares is at any time on or after the Shares are regularly traded over-the-counter, “C” shall be the average of the closing sale prices or secondarily the closing bid of such Share over the thirty (30) calendar day period (or portion thereof if shorter) ending three (3) days prior to the date of completion of the Exercise Notice; and

(a)	if the date of exercise of the Warrant Shares is at any other time other than listed in Conditions 4.3(a) to 4.3(c) (inclusive), “C” shall be the Fair Price.

4.4	For the avoidance of doubt, a Holder electing to exchange some or all of its Subscription Rights pursuant to Condition 4.2(b) shall not be required to deliver payment to the Company and the Company acknowledges it shall have received valid consideration for the allotment of any Warrant Shares pursuant to Condition 4.2(b).

5	Adjustment Events

5.1	If any Adjustment Event shall take place after the date of this Instrument but prior to completion of the exercise of the Warrant, then all the Warrant Shares which shall derive (whether directly or indirectly) from the Warrant shall be deemed to be subject to such Adjustment Event (assuming for the purposes of calculating the adjustment to be made that the warrant had been exercised in full immediately prior to such Adjustment Event) so that references in this Instrument to the Warrant Shares and the Subscription Price shall be appropriately adjusted to take account of such Adjustment Event.

5.2	Any dispute as to the Adjustment Event and the adjustment to the Warrant Shares and the Subscription Price (if any) shall be referred to the auditors of the Company without delay by the Company (and at the Company’s cost), who shall act as experts and not as arbitrators and their certificate as to the Adjustment Event, Warrant Shares and the Subscription Price (if any) shall be final and binding on the parties.

5.3	In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of the Company’s Shares to purchase securities in a future round of equity or debt financing or else lose the benefit of anti-dilution protection applicable to the Shares issuable upon the exercise of this Warrant) in the Company’s Constitution, or other agreement among the Company and its shareholders, are triggered in connection with the issue of Shares after the date hereof, then in such event this Warrant shall automatically adjust to provide the Holder with the same securities and/or rights that the Holder would have received had the Holder participated in that issue of Shares to its full pro rata share with respect to the Shares issuable upon exercise of this Warrant (by way of example, if this Warrant provides for the purchase of B preferred shares and the Company after the date hereof consummates a financing round in which those holders of B preferred shares who participate to their full pro rata share become entitled to exchange such B preferred shares for C preferred shares and those holders of B preferred shares who do not participate to their full pro rata share will have their B preferred shares converted into ordinary shares, then this Warrant would automatically adjust to provide the right to purchase C preferred shares instead of ordinary shares).

5.4	A company reorganisation occurs if there is a qualifying exchange of shares so that a company (the “New Holding Company”) acquires all the shares of the Company and the following conditions are met:

(a)	consideration for all the shares in the Company (the “Old Shares”) consists wholly of shares (“New Company Shares”) in the New Holding Company;

(b)	that New Company Shares are issued in consideration of Old Shares only at times when there are no issued shares in the New Holding Company other than (i) subscriber shares; or (ii) New Company Shares previously issued in consideration of Old Shares;

(c)	consideration for New Company Shares is of Old Shares of the same class and carrying the same rights; and

(d)	New Company Shares are issued to the holders of Old Shares in proportion to their holding.

5.5	Where there is a company reorganisation the Holders may require the Company to grant to the Holders new warrants over the share capital of the New Holding Company, and the Company shall procure such new warrants are granted with equivalent rights and on terms applying in this Instrument mutatis mutandis.

5.6	The Warrant Shares shall be subject to any anti-dilution provisions as set out in the Constitution as though all outstanding Subscription Rights had been exercised and the Warrant Shares issued at the Strike Price.

6	Company undertakings

6.1	Save with the consent of a Holder Majority, the Company agrees and undertakes to each Holder to procure that until the earlier of completion of the exercise of the Warrants in full and the expiry of the Exercise Period, and at all times in compliance with all applicable laws and regulations, it will:

(a)	procure that at all times its directors have all necessary authority pursuant to all applicable laws and regulations and otherwise to allot and issue sufficient authorized shares of stock as may be required to satisfy in full all Subscription Rights remaining exercisable;

(b)	procure that at all times its directors have all necessary authority to allot and issue sufficient authorized shares of stock as may be required to satisfy in full all Subscription Rights remaining exercisable without first having to offer the same to any existing members, whether pursuant to any applicable laws or regulations or the Constitution or otherwise;

(c)	procure all amendments to the Constitution, any shareholders or voting agreement(s) relating to the Company and any other contractual arrangements of a similar nature as may be necessary from time to time to ensure that this Instrument is enforceable in accordance with its terms;

(d)	not in any way modify the rights attaching to the Warrant Shares;

(e)	give immediate notice in writing, with copies of all relevant documentation, of all communications generally with, and resolutions of, the members of the Company as a whole or creditors of the Company as a whole (or any class of creditors), including without limitation notices convening and minutes of meetings and circulars;

(f)	after any Listing, upon or as soon as possible after the issue of Warrant Shares apply to the relevant Recognised Stock Exchange upon which the Warrant Shares are admitted, on behalf of the Holder for permission to deal in or for admission or quotation for such Warrant Shares or any of the shares into which the Warrant Shares are convertible (as the case may be) and shall use its reasonable endeavours to secure such permission, admission or quotation not later than 30 Business Days after the relevant subscription date;

(g)	ensure that all Warrant Shares delivered upon exercise of Warrants pursuant to the Conditions will be duly and validly issued, fully-paid, unencumbered and free and clear of any security interests, claims (including pre-emptive rights), liens and Encumbrances;

(h)	not take any action which would result in an adjustment of the Subscription Price if, after giving effect thereto, the Subscription Price would be decreased to such an extent that the Warrant Shares to be issued on exercise of any Warrants could not, under any applicable law then in effect, be legally issued as fully paid;

(i)	give written notice to the Holders in accordance with Condition 18 of any Adjustment Event, together with details of the Adjustment Event, at the time of, or as soon as reasonably possible after the occurrence of such event;

(j)	at all times maintain a registrar which has a specified office in Singapore; and

(k)	give written notice to the Holders in accordance with Condition 18 if there are any resale restrictions on the Warrants or the Warrant Shares arising from exemptions applicable to the Company under the United States Securities Act of 1993, as amended (the “US Securities Act”) together with details of such restrictions, at the time of, or as soon as reasonably possible after such restrictions arise.

6.2	Except where otherwise provided under Condition 3, if any offer or invitation is made to any holders of Ordinary Shares to acquire any of their Shares by way of purchase or pursuant to a scheme of arrangement or if any proposal or arrangement is put to any holders of Ordinary Shares while the Warrants remain to be exercised in full, the Company shall use its reasonable endeavours to procure that such offer, invitation, proposal or arrangement is made or put (as the case may be) to the Holders and shall notify the Holders in writing in sufficient time (being not less than 10 Business Days’ notice of the happening of such event) to enable each Holder to fully exercise its Subscription Rights and to enable each Holder, at its discretion, to accept such offer or invitation or participate in such proposal or arrangement in accordance with those rights which it would have as a holder of Warrant Shares.

6.3	The Holders shall be entitled to exercise the Subscription Rights conditionally following receipt by them of any offer, invitation, proposal or arrangement made pursuant to Condition 6.2 or following receipt by such Holders of the notice of sale or transfer referred to in Condition 6.2 by delivering a notice (the “Conditional Warrant Notice”) to the Company specifying the number of Warrant Shares in respect of which the Subscription Rights may be exercised to be allotted and indicating that such election to exercise is conditional on completion occurring in accordance with Condition 6.6.

6.4	Except where otherwise provided under Condition 3, if, on a date (or by reference to a record date) on or before the expiry of the Exercise Period, the Company makes any offer or invitation by way of a rights issue or other pre-emptive offer to the holders of the Shares, or if any offer or invitation is made to such holders otherwise than by the Company, then the Company shall notify the Holders in writing in sufficient time (being not less than 10 Business Days’ notice of the happening of such event) to enable the Holders to fully exercise their Subscription Rights and to enable the Holders, at their discretion, to participate in such offer or invitation in accordance with those rights which they would have as holders of Warrant Shares.

6.5	Each Holder shall be entitled to exercise the Subscription Rights conditionally following receipt by it of any offer, invitation, proposal or arrangement made pursuant to Condition 6.4 or following receipt by such Holder of the aforesaid notice of sale or transfer referred to in Condition 6.4 by delivering a notice (the “Conditional Rights Issue Notice”) to the Company specifying the number of Warrant Shares in respect of which the Subscription Rights may be exercised to be allotted and indicating that such election to exercise is conditional.

6.6	Completion (if it occurs) shall then take place on or prior to the actual date of sale or transfer provided that if the sale or transfer pursuant to Condition 6.2 or the offer or invitation pursuant to Condition 6.4 (as the case may be) does not occur within 60 days after the date of the Conditional Warrant Notice or Conditional Rights Issue Notice (as the case may be), it shall be deemed to be withdrawn and the Warrants and the Subscription Rights shall remain in force and shall be available for subsequent exercise by the Holder at any time during the Exercise Period.

7	Company warranties

7.1	The Company is duly authorised to enter into the Instrument and the obligations of the Company under the Instrument constitute and impose valid legal and binding obligations on the Company fully enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally .

7.2	The Company is duly incorporated and validly existing under the laws of Delaware, United States of America. It has the legal right and full power to enter and perform its obligations under this Instrument and has the power and authority to own its assets and to carry on its business as it is now being conducted.

7.3	Details of the Company and its subsidiaries set out in Schedule 4 of the Instrument are true, complete and accurate in all material respects.

7.4	No litigation, arbitration or administrative proceeding and, without limitation, no dispute with any statutory or governmental authority is taking place, pending or, to its knowledge, threatened against any of member of the Group which, if adversely determined, would have a Material Adverse Effect (as defined in the Loan Agreement).

7.5	The latest audited accounts of the Group (delivered to the Holders prior to the Issue Date) (the “Accounts”) were prepared in accordance with generally accepted accounting principles in Singapore and, as at the time they were prepared, gave a true and fair view of the assets, liabilities and financial position of the Group for the financial period to which they relate.

7.6	The latest management accounts of the Group (delivered to the Holders prior to the Issue Date) were prepared with due care and attention and in accordance with good accounting practice and they fairly presented the state of affairs of the Group as at the date to which they were made up.

7.7	The issuance of the Warrants complies, and any exercise of the Warrants (including any allotment and issue of the Warrant Shares) will comply, with all applicable laws and regulations (including, without limitation, the US Securities Act).

8	Financial Information

8.1	The Company agrees and undertakes to each Holder that, until the earlier of completion of the exercise of all of the Subscription Rights and the expiry of the Exercise Period, each Holder shall have the right to attend and speak but not vote at all shareholder meetings of the Company at which business is moved which does or is likely to affect the value of the Warrants or any of the Holder’s rights under these Conditions.

8.2	The Company shall send to each Holder:

(a)	a copy of its annual report and audited accounts together with all documents required by law to be annexed to that report within 4 months after the end of each financial year; and

(b)	copies of every statement, notice or circular at the same time they are issued to all the holders of Shares or all the holders of Ordinary Shares.

9	Rights of Shareholders

Save as expressly provided for in this Warrant, no Holder of this Warrant shall be entitled strictly by its status as a Warrant holder, to vote or receive dividends or share in the assets of the Company or be deemed the holder of any Warrant Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

10	Certificates

Every Holder will be entitled to a Certificate stating the number of Warrants held by him and every such Certificate shall refer to the Instrument and shall bear a serial number. Joint holders of a Warrant will be entitled only to one Certificate in respect of the Warrant held by them jointly, which will be delivered to the first-named of joint holders.

11	Lost Certificates

11.1	If a Certificate is defaced, lost, stolen or destroyed it will be replaced at the registered office of the Company for the time being upon payment by the claimant of such reasonable costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Company may reasonably require.

11.2	Where a Certificate is required for delivery on any exercise of the Subscription Rights or on any transfer of the Warrants, and the Holder is unable to produce such Certificate, the Directors may waive production of any such Certificate upon production to them of satisfactory evidence of the loss or destruction of such Certificate together with such indemnity as they may require.

12	Register

12.1	The Company shall at all times cause a register to be maintained at its registered office showing the name and address of each Holder, the Warrants held by the Holder, the Certificate numbers and the date of issue of the Warrants.

12.2	Any change in the name or address of any Holder shall be notified to the Company, which shall cause the Register to be altered accordingly. Each Holder (or any person authorised by such Holder) shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from the same of any part thereof.

13	Death or bankruptcy

13.1	The executors or administrators of a deceased Holder (not being one of two or more joint Holders) and, in the case of the death of one or more of several joint Holders, the survivor or survivors of such joint Holders shall be the only person or persons recognised by the Company as having any title to or interest in the Warrants of such deceased Holder.

13.2	Any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Holder or any other event giving rise to the transmission of such Warrant by operation of law may, upon producing such evidence of his identity as the Company shall think sufficient, be registered himself as the Holder of such Warrant.

13.3	Any person becoming entitled to a Warrant in consequence of death or bankruptcy of a Holder shall be entitled to receive and may give good discharge of any monies payable in respect thereof but shall not be entitled to receive notices of or to attend or vote at meetings of the Holders or (save as aforesaid) to any of the rights or privileges of a Holder until he shall have become a Holder in respect of such Warrant.

14	Title to Warrants

14.1	The Company will recognise the registered Holder as the sole absolute owner of the Warrants and (save as may be required by law) the Company shall not be bound to take notice of or to see to the execution of any trust, whether express, implied or constructive, to which the Warrants may be subject, and the receipt by such Holder of the shares on exercise of the relevant Warrants shall be a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such Warrants. No notice of any trust, express, implied or constructive, shall (except as provided by statute or as required by an order of a court of competent jurisdiction) be entered on the register in respect of any Warrants.

14.2	The Company will not be bound to take notice of or to see the execution of any trust whether express, implied or constructive to which the Warrants may be subject.

14.3	Any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Holder or otherwise than by transfer may, upon producing such evidence of title as the Directors shall require and subject as provided in Condition 13.1, be registered as holder of the Warrant.

14.4	Any person claiming to be so entitled to be registered as a Holder by virtue of death or bankruptcy of a Holder shall notify the Company in writing of such fact and Condition 14.1 shall apply, mutatis mutandis, to such person as if he were a transferee.

14.5	A person claiming to be a Holder as a result of death or bankruptcy of a Holder shall only be entitled to the Subscription Rights when he shall have become the registered holder of the Warrant.

15	Transfers

15.1	The benefit of the Warrants shall enure for the benefit of the successors in title and personal representatives of the Holders. The Warrants and Subscription Rights may be transferred in whole or in part by any Holder to any person in accordance with the provisions of Condition 15. In the event of any transfer, the Holders shall procure that the transferee shall enter into an undertaking in connection with its use of and the confidentiality of the information provided to it under Condition 8.

15.2	In the event that part only of the Warrants are transferred, the transferor may transfer such proportion of the Subscription Rights under the Warrants in proportion to the Warrants so transferred. In such case the transferor shall deliver its Certificate to the Company, and upon the Company issuing a new Certificate to the transferee for such transfer, it shall deliver to the transferor a balancing share certificate in respect of the balance of the Subscription Rights.

15.3	The Board may require the transferor or the person named as the transferee in the transfer form to furnish the Company with such information and evidence as the Board reasonably request to identify the transferee.

15.4	Each transfer of a Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved for the time being by the Directors. The instrument of transfer of a Warrant shall be executed by or on behalf of the transferor and the transferee, and, if required, duly stamped in accordance with applicable law relating to stamp duty. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant being transferred. The Directors may decline to recognise any instrument of transfer of a Warrant unless the instrument is deposited at the registered office of the Company accompanied by the Certificate for the Warrant to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The Directors may waive production of any Certificate upon production to them of satisfactory evidence of the loss or destruction of the Certificate together with such indemnity as they may require. No fee shall be charged for any registration of a transfer of a Warrant or for the registration of any other documents which in the opinion of the Directors require registration. The registration of a transfer shall be conclusive evidence of the approval by the Directors of such a transfer.

15.5	A transfer made otherwise in accordance with this Condition 15 shall be void and of no effect unless it has been approved in writing by the Company and a Holder Majority.

15.6	(a)	Holder acknowledges and understands that the Warrants and the Warrant Shares constitute “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.

(b)	Holder further acknowledges and understands that securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Holder further acknowledges and understands that the Company is under no obligation to register the securities. Holder understands that the certificate evidencing the Warrants and/or the Warrant Shares will be imprinted with a legend which prohibits the transfer of the Warrants and/or the Warrant Shares unless the Shares are registered, or such registration is not required in the opinion of counsel for the Company.

(c)	Holder is familiar with the provisions of Rules 144, promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Holder understands that the Company provides no assurances as to whether he or she will be able to resell any or all of the Warrants or Warrant Shares pursuant to Rule 144, which rules require, among other things, that resales of securities take place only after the holder of the Shares has held the Warrants and/or the Warrant Shares for certain specified time periods, that under certain circumstances, certain information about the Company be current and publicly available, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this Section, Holder acknowledges and agrees to the restrictions set forth below.

(d)	Holder further understands that at the time Holder wishes to sell the Warrants or the Warrant Shares, there may be no public market upon which to make such a sale; and that, even if such a public market then exists, the Company may not be satisfying the current public current information requirements of Rule 144, and that, in such event, Holder would be precluded from selling the Warrants or the Warrant Shares under Rule 144 even if the minimum holding period requirement had been satisfied.

(e)	Holder further warrants and represents that Holder has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the purchase of the Warrant Shares by virtue of the business or financial expertise of himself or of professional advisors to Holder who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

(f)	If Holder is not a United States person (as defined by Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended), Holder hereby represents that Holder has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Warrant and/or the Warrant Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Warrant and/or the Warrant Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained in connection with such purchase, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Warrants or Warrant Shares. The Company’s offer and sale and Holder’s purchase and payment for and continued beneficial ownership of the Warrants or Warrant Shares will not violate any applicable securities or other laws of Holder’s jurisdiction.

(g)	Holder represents that Holder is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (attached hereto as Annex 2).

16	Meetings

16.1	The Company may, subject to any applicable laws or regulations, (and shall at the written request of a Holder Majority) at any time convene a meeting of the Holders by not less than 10 Business Days’ notice in writing of it specifying the place, day and hour of the meeting and the terms of any resolution to be proposed at it to the Holders and such meeting shall have power by a resolution passed by a Holder Majority to sanction (subject to the consent of the Company) any modification, abrogation, consent or compromise or any arrangement in respect of the rights of the Holders against the Company, and to assent to any modification, abrogation, consent or compromise or any arrangement of these Conditions. No votes may be taken on a poll.

16.2	The non-receipt by any Holder of or the accidental omission to give to any Holder notice of any such meeting shall not invalidate the proceedings at it.

16.3	A resolution passed at a meeting of the Holders duly convened and held in accordance with the Conditions shall be binding upon each of the Holders whether present or not present at such meeting.

16.4	A resolution signed by Holders constituting a Holder Majority shall (subject to the consent of the Company) be as valid and effectual as if it had been passed at a meeting of the Holders duly convened and held and such resolution in writing may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the Holders.

16.5	The quorum at any meeting shall be a Holder Majority and such quorate number shall have the power to pass any resolution. If within fifteen minutes after the time being appointed for any meeting a quorum is not present the meeting shall stand adjourned to such day (not being less than 5 or more than 20 Business Days after the date of the meeting from which such adjournment takes place) and time and place as the Chairman of the Meeting may determine and at the adjourned meeting the Holders present shall form a quorum. Notice of an adjourned meeting shall be given in like manner as for the original meeting and such notice shall state that the Holders present at such meeting whatever the number of the Warrants held or presented by them will constitute a quorum for all purposes.

16.6	For purposes of this Condition, reference to “Holders” shall be deemed to include reference to a single Holder and (subject to the other provisions of this Condition) one person present in person or by proxy shall constitute a quorum.

16.7	After the Issue Date, the Holders and the Company (as applicable) shall execute such documents and take such steps as may reasonably be required to fulfil the provisions of and to give to each Holder the full benefit intended by the Instrument and Conditions.

17	Publicity

No person or party shall, whether before or after the issue of the Warrants, issue any press release or make any public statement or other communication in respect of any of the matters contained in the Instrument, its certificates and the Conditions referred to herein unless (a) its wording is agreed by the Company and a Holder Majority whose agreement may not be unreasonably withheld or delayed for so long as it is a Holder; or (b) it is required by law or by the regulation of a Recognised Investment Exchange; or (c) it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis; or (d) the information has come into the public domain through no fault of that person; or (e) it is disclosed to any potential transferee under the provisions of Condition 15 or any potential investor in the Company.

18	Notices

18.1	Every Holder shall notify the Company in writing of an address in Delaware, United States of America to which notices can be sent.

18.2	Every Holder shall be bound by every notice in respect of such Warrants which prior to his name and address being entered on the register of Warrants shall have been duly given to the person from whom he derives his title to such Warrants.

18.3	Any notice to a Party under this Deed shall be in writing signed by or on behalf of the party giving it and shall be served on a party if given personally, left at or sent by prepaid first class post or prepaid recorded delivery or special delivery or facsimile transmission to the address of the other Party set out in the register of Warrants (or facsimile number for the time being shown in the Register) or in the case of the Company at its registered office (or facsimile number for the time being shown in the Register or otherwise notified for such purpose). A notice shall be deemed to have been served at the time of delivery if delivered personally, 48 hours after posting, or 2 hours after transmission if served by facsimile provided that where the deemed time of service is after 6 p.m. on a Business Day or on a day which is not a Business Day, the notice shall be served at 9 a.m. on the next Business Day. The deemed service provisions of this Condition shall not apply to notices served by post if there is a national or local disruption of postal services that affects the giving of the notice.

18.4	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the recipient or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted;

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the recipient.

18.5	Where a Warrant is held by joint Holders, it shall be sufficient for the Company to have sent notice to the first name appearing in the register of Warrants for such Holders on behalf of all such Holders, and any notice required to be given by the Company to the Holders shall be given to such persons who are entered in the register of Warrants as such Holders and such service shall for all purposes of these presents be deemed duly served and sufficient service of such notice or document on his or her executors or administrators and all persons (if any) jointly interested with him in any such Warrant.

19	General

19.1	If, at any time, any term or provision in these Conditions shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall, to that extent, be deemed not to form part of these Conditions, but the enforceability of the remainder of these Conditions shall not be affected.

Schedule 3

Exercise Notice

To:	The Board

[COMPANY]

[DATE]

●, being the registered holder of [a] Warrant[s], give[s] notice to the Company of [its][his] desire to exercise ●% of [his] [its] Subscription Rights to subscribe for the number of Warrant Shares at the aggregate Subscription Price both as set out below, in accordance with the provisions of the Instrument and the Conditions. [I][We] enclose [my] [our] payment with this Exercise Notice together with our Warrant Certificate.

Number and Class of Warrant Shares: ●

Warrant Certificate No.: ●

Aggregate Subscription Price: [USD]●

Name of proposed allottee: ●

Address of proposed allottee: ●

Completion date: ● 20●● (if not on or immediately prior to an Exit)

Please issue the Warrant Shares set out in this Exercise Notice. [I][We] agree to accept the Warrant Shares in accordance with the rights attaching to them as set out in the Company’s Constitution.

Please enter the name of the proposed allottee (as stated above) in the register of members of the Company and arrange for a Certificate for the Warrant Shares and a certificate for the balance of the Subscription Rights to be sent to the address stated above.

Signature(s)

Print name:

Address:

Notes:

Payments to the Company should be in pounds sterling by cheque drawn on a bank in the Singapore or by telegraphic transfer to the Company’s bank account, details of which will be supplied to the Holder upon request by him/it.

Schedule 4

Company and subsidiary details

Annex 1A

Shareholders and number and classes of shares held as at 30 January 2019

Annex 1B

Shareholders and number and classes of shares held after closing of the acquisition by the Company of Ubermedia Inc.

Annex 2

Disqualifications in Rule 506(d)(1)(i) to (viii) under the Securities Act

EXECUTED as a DEED	)
by NEAR	)
INTELLIGENCE	)
HOLDINGS INC.	)

Name:
Title:

Witnessed by:

Name:
Occupation:
Identification No.:
Address:

[Signature page to the Warrant Instrument]